Consent of Independent Certified Public Accountants

We consent to the use of our report dated September 30, 2005, on the financial statements of Enwin Resources, Inc. as of August 31, 2005 and the related statements of operations, stockholders' deficit, and cash flows for each of the two years then ended and for the period from July 3, 2002 (Inception) through August 31, 2005, and the inclusion of our name under the heading "Experts" in the Form SB-2, as amended, filed with the Securities and Exchange commission.

/s/ Lopez, Blevins, Bork & Associates, LLP
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Lopez, Blevins, Bork & Associates, LLP
Houston, Texas

January 6, 2006